Exhibit 10.5

October 27, 2021

Seaport Calibre Materials Acquisition Corp.
360 Madison Avenue
20th Floor
New York, NY 10017

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Seaport Calibre Materials Acquisition Corp., a Delaware corporation (the “Company”), and Seaport Global Securities LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 13,000,000 of the Company’s units (including up to 1,950,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-half of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described in the Prospectus. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Seaport Global Asset Management, LLC (“SGAM”), Calibre Group, LLC (“Calibre” (collectively the “Sponsors”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team or an Initial Stockholder (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.                   Each of the Sponsors and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, each of the Sponsors and each Insider agrees that it, he or she will not seek to sell its, his or her shares of Capital Stock to the Company in connection with such tender offer.

2.                   Each of the Sponsors and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 15 months from the closing of the Public Offering (or up to 18 months as described in the Prospectus), or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation (the “Charter”), the Sponsors and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Each of the Sponsors and each Insider agrees not to propose any amendment to the Charter to modify the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with a Business Combination or the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within such time set forth in the Charter, unless the Company provides its public stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

Each of the Sponsors and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. Each of the Sponsors and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or in the context of a tender offer made by the Company to purchase Offering Shares (although the Sponsors, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3.                   During the period commencing on the date of the Underwriting Agreement and ending 180 days after such date, the Sponsors and each Insider shall not (i) sell, offer to sell, contract or agree to sell, grant any option to sell (including any short sale), transfer, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock currently or hereafter owned either of record or beneficially by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock currently or hereafter owned either of record or beneficially by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

4.                   In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsors (the “Indemnitor”) agree to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.                   To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,950,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsors and other Initial Stockholders agree to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 487,500 multiplied by a fraction, (i) the numerator of which is 1,950,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,950,000. The Sponsors and other Initial Stockholders will be required to forfeit only that number of Founder Shares as is necessary so that the Initial Stockholders will own an aggregate of 20.0% of the Company’s issued and outstanding shares of Capital Stock after the Public Offering.

6.                   (a) Each Insider may become an officer or director of another special purpose acquisition company with a class of securities intended to be registered under the Exchange Act, even before the Company has entered into a definitive agreement regarding an initial Business Combination.

(b)                Each of the Sponsors and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsors or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.                   (a) Each of Sponsors, together with their controlled affiliates, and each Insider agrees that it, he or she shall not cause any Founder Shares (including, specifically, the 115,494 Founder Shares held by Stephen Smith) (or shares of Common Stock issuable upon conversion thereof) to be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of such securities until the later of: (i) after the 180-day period immediately following commence of sales of the Public Offering, subject to certain exceptions permitted by FINRA Rule 5110(e)(2), and (ii) the earlier of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)                Each of Sponsors, together with their controlled affiliates, and each Insider agrees that it, he or she shall not cause any Private Placement Warrants (including, specifically, the 2,536,667 and 233,333 Private Placement Warrants acquired by SGAM and Stephen Smith, respectively) (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), to be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of such securities until the later of (i) 30 days after the completion of a Business Combination, or (ii) in compliance with FINRA Rule 5110(e), to the extent such date falls within the 180-day period immediately following commencement of sales of the Offering, the end 180-day period immediately following commencement of sales of the Offering, subject to certain exceptions permitted by FINRA Rule 5110(e)(2). (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)                 Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants, any private placement warrants issued upon conversion of working capital loans (“Working Capital Warrants”) and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants, Working Capital Warrants or the Founder Shares and that are held by the Sponsors, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Company’s Initial Stockholders, or any affiliates of the Initial Stockholders; (ii) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; (vii) by virtue of the laws of Delaware or the Sponsors’ limited liability company agreement upon dissolution of the Sponsors; or (viii) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to Company’s completion of the initial Business Combination; provided, however, that notwithstanding the foregoing, compliance with FINRA Rules 5110(e) and 5110(g) shall be maintained at all times, and in the case of clauses (i) through (v) or (vii) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions and the other restrictions contained herein.

8.                   Each of the Sponsors and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9.                   Except as disclosed in the Prospectus, neither the Sponsors nor other Initial Stockholder, nor any officer, nor any affiliate of the Sponsors nor Initial Stockholders nor any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

10.                The Sponsors and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

11.                As used herein,

(a)                 “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses;

(b)                “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares;

(c)                 “Founder Shares” shall mean the 4,312,500 shares of Class B Common Stock held by the Sponsors and other Initial Stockholders;

(d)                “Initial Stockholders” shall mean the Sponsors and any Insider that holds Founder Shares;

(e)                 “Private Placement Warrants” shall mean the Warrants to purchase up to 4,700,000 shares of Common Stock of the Company (up to 5,090,000 if the over-allotment option is exercised in full) that the Sponsors certain controlled affiliates of SGAM have committed to subscribe to purchase in sum for an aggregate purchase price of $7,050,000 (up to $7,635,000 if the over-allotment option is exercised in full), or $1.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering;

(f)                  “Public Stockholders” shall mean the holders of securities issued in the Public Offering;

(g)                “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and

(h)                “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

12.                The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each officer and director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13.                This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14.                No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsors and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.                Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.                This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.                This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.                This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.                Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20.                This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

21.                The Company, each of the Sponsors and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third party beneficiary of this Letter Agreement.

[Signature Page Follows]

Sincerely,

SGAM Sponsor Sub, LLC

By:	/s/ Steve Smith
Name: Steve Smith
Title: CEO of Managing Member

Calibre Sponsor Sub, LLC

By:	/s/ Jim Tumulty
Name: Jim Tumulty
Title: Co-Manager of Managing Member

By:	/s/ Steve Smith
Name: Steve Smith

By:	/s/ Jim Tumulty
Name: Jim Tumulty

By:	/s/ Ed Siegel
Name: Ed Siegel

By:	/s/ Patrick Murley
Name: Patrick Murley

By:	/s/ Shawn Tumulty
Name: Shawn Tumulty

By:	/s/ Robert McMaster
Name: Robert McMaster

By:	/s/ Lee Mueller
Name: Lee Mueller

Acknowledged and Agreed:

[Signature Page to Letter Agreement]

SEAPORT CALIBRE MATERIALS ACQUISITION CORP.

By:	/s/ Jim Tumulty
Name: Jim Tumulty
Title: Chief Executive Officer

[Signature Page to Letter Agreement]